Exhibit 2.1

AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 3 (this “Amendment No. 3”) to the ASSET PURCHASE AGREEMENT (the “Purchase Agreement”), made as of March 12, 2021, by and among True Harvest, LLC, an Arizona limited liability company (“Seller”), The Greenrose Holding Company Inc., a Delaware corporation formerly known as Greenrose Acquisition Corp (“Parent”), and True Harvest Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Buyer”), as amended by that certain Amendment No. 1 to Asset Purchase Agreement dated July 2, 2021, and that certain Amendment No. 2 to Asset Purchase Agreement dated October 28, 2021, is entered into on December 31, 2021. Terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Agreement.

WITNESSETH:

WHEREAS, pursuant to the Purchase Agreement, Buyer has agreed to purchase from Seller, and Seller has agreed to sell to Buyer, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchased Assets, and Buyer has agreed to assume from Seller the Assumed Liabilities; and

WHEREAS, the Parties now desire to amend certain provisions of the Purchase Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchase Agreement is hereby amended as follows:

1.	Section 1.04 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

Section 1.04 The Purchase Price and Earnout. The purchase price to be paid by the Buyer to Seller for the Purchased Assets shall be Fifty-Seven Million Six Hundred Thousand and 00/100 Dollars ($57,600,000) (the “Initial Payment Amount” and together with the Earnout Payment, the “Purchase Price”) payable in the following manner:

(a)	Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000) in cash (the “Initial Cash Amount”), by wire transfer of immediately available funds in accordance with the wire instructions and other directions set forth on Schedule 1.04(a) of the Disclosure Schedules;

(b)	Twenty-Three Million and 00/100 Dollars ($23,000,000) evidenced by a convertible promissory note issued by Buyer to Seller in the form attached to the Amendment No. 3 as Exhibit A (the “Convertible Promissory Note”);

(c)	Four Million Six Hundred Thousand and 00/100 Dollars ($4,600,000) which represents the amount of the assumed debt set forth on Schedule 1.03, as evidenced by unsecured promissory notes (the “Unsecured Promissory Notes”) in the form attached hereto as Exhibit C which shall be assumed by delivering to Seller an Assignment and Assumption Agreement pursuant to Section 2.02(a)(ii); and

(d)	Seventeen Million Five Hundred Thousand and 00/100 Dollars ($17,500,000), which shall be paid by the issuance of fully paid, and nonassessable shares of Parent Common Stock, unregistered and subject to registration rights as set forth in Section 6.03(f) hereof (the “Initial Stock Issuance”) and the number of shares of Parent Common Stock to be issued shall be determined based on a purchase price of $3.95 per share of Parent Common Stock, provided, however, that 25% of the shares of Parent Common Stock issued in the Initial Stock Issuance shall be subject to forfeiture pursuant to clause (i) below.

(i)

Notwithstanding anything herein to the contrary, if during the first six months immediately following the Closing Date, the closing price for the Parent Common Stock in the over-the-counter market, or in any principal securities exchange or trading market where such security is listed or traded, as reported by Yahoo Finance, is $12.50 or higher per share of Parent Common Stock for 20 consecutive Trading Days, then 25% of the shares of Parent Common Stock issued in the Initial Stock Issuance shall automatically and without any further action by the parties hereto, be void and forfeit.

“Trading Day” means a day on which trading in the Parent Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Parent Common Stock is then listed or, if the Parent Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Parent Common Stock is then listed or admitted for trading, except that if the Parent Common Stock is not so listed or admitted for trading, “Trading Day” means any day other than Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of Arizona are authorized or required by law or other governmental action to close.

2.	Sections 1.05(a), (g), and (j) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(a)	Subject to the terms of this Section 1.05, Buyer will pay contingent consideration to Seller (the “Earnout Payment”) of up to a maximum of Thirty-Five Million and 00/100 Dollars ($35,000,000) (the “Maximum Earnout Amount”), which shall be payable by issuance of unrestricted fully paid, and nonassessable shares of Parent Common Stock by Parent, unregistered and subject to registration rights as set forth in Section 6.03(f) hereof, and which payment shall be based on the Business attaining, within thirty-six (36) months after the Closing Date (the “36 Month Price Point”), a certain price point per pound as specified and mutually agreed by Buyer and Seller in the Purchase Agreement of cannabis flower (“flower”) as compared to total flower production, irrespective of the final form in which such flower is sold. The number of shares of Parent Common Stock to be issued to Seller (the “Earnout Stock”) shall be determined based on the average of the Closing Price for the Parent Common Stock over the prior 30 consecutive Trading Days.

(g)

In the event that Seller does not deliver the Earnout Dispute Notice, Buyer shall pay to Seller on the earlier of (i) January 15, 2025 or (ii) the date upon which Seller provides Buyer with written notices of its acceptance of the Earnout Payment Calculation, the Earnout Payment reflected on the Earnout Payment Calculation (if any) by issuance of the Earnout Stock to Seller as otherwise instructed in writing by Seller to Buyer. If Parent fails to issue the Earnout Stock when due for any reason, the Earnout Payment shall be evidenced by a promissory note substantially in the form of Exhibit B attached to Amendment No. 3, which shall bear interest at an annual rate of 15% per annum, shall be fully amortized, and have a maturity date of twenty-four (24) months after issuance.

“Amendment No. 3” means that certain Amendment No. 3 to Asset Purchase Agreement, which amends this Agreement, dated December 31, 2021.

(j)	Reserved.

3.	Section 1.05.1 relating to the Earnout Payment of the Purchase Agreement is hereby deleted in its entirety.

4.	A new Section 2.02(a)(xii) is hereby added to the Purchase Agreement, and shall read as follows:

(xii)	the Registration Rights Agreement duly executed by Seller.

5.	A new Section 2.02(b)(viii) is hereby added to the Purchase Agreement, and shall read as follows:

(viii)	the Registration Rights Agreement duly executed by Parent.

6.	A new Section 6.02(j) is hereby added to the Purchase Agreement, and shall read as follows:

(j)	Buyer shall have received a Cultivation Services Agreement, duly executed by Gary P. Rexroad, Jr. (“Shango”), in form mutually agreeable to Buyer and Shango.

7.	A new Section 6.03(f) is hereby added to the Purchase Agreement, and shall read as follows:

(f)	Seller shall have received a Registration Rights Agreement, in form mutually agreeable to Seller and Parent, pursuant to which, among other things, Parent will agree to provide registration rights with respect to the certain securities of Parent under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws in an amount sufficient to register the Initial Stock Issuance, the stock issuable under the Secured Note, and the Earnout Stock (the “Registration Rights Agreement”), duly executed by the Parent.

8.	The first sentence of Section 7.08 of the Purchase Agreement is hereby deleted and replaced with the following:

In the event that Seller becomes obligated to Parent pursuant to an indemnification claim made by Parent against Seller under this Article VII or under any other sections of this Agreement, Parent shall have the right to: (i) first, satisfy such indemnification claim with cash received in respect of Seller’s accounts receivables, and (ii) second, to the extent the cash received in respect of Seller’s accounts receivable is at any time zero ($0.00), make offset against amounts due Parent under the Secured Note, provided, however, that Seller can avoid any such offset, at Seller’s election, by making payment to Parent in cash of the full amount owed to Parent within five (5) days after receiving written notice from Parent that Parent intends to make such offset (the “Offset Notice”).

9.	Schedule 1.03 Assumption of Liabilities is hereby amended and restated in its entirety in the form attached to this Amendment No. 3. The Disclosure Schedules to the Agreement are updated where Seller believes and represents to be appropriate as reflected in any revised Disclosure Schedules attached hereto.

10.	All references in the Purchase Agreement to the Security Agreement are hereby deleted in their entirety.

11.	For the avoidance of doubt, (a) all references in the Purchase Agreement to the Secured Note shall mean the Secured Note attached as Exhibit A to this Amendment No. 3, which hereby supersedes and places the form of Secured Promissory Note attached to the Purchase Agreement as Exhibit A, and (b) all references in the Purchase Agreement to the Earnout Agreement shall mean the Earnout Agreement attached as Exhibit B to this Amendment No. 3, which hereby supersedes and places the form of Secured Promissory Note attached to the Purchase Agreement as Exhibit H.

12.	The Parties agree to cooperate in good faith and to take such further actions as may be reasonably required to give full force and effect to their mutual intent in connection with entering into this Amendment and consummating the transactions contemplated hereby and by the Purchase Agreement (including, without limitation, by preparing and executing revised or additional Transaction Documents and/or updating applicable disclosure schedules).

13.	Except as amended hereby, all terms, conditions and provisions of the Purchase Agreement shall remain in full force and effect, and the Purchase Agreement is in all respects confirmed. On and after the date of this Amendment, each reference in the Purchase Agreement to the “Agreement,” “hereinafter,” “herein”, “hereunder”, “hereof”, or words of similar import shall mean and be a reference to the Purchase Agreement as amended by this Amendment.

14.	This Amendment may be executed in one or more counterparts (including by means of electronic or digital transmission (e.g., .PDF or similar format)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed by its duly authorized representative effective as of the date first set forth above.

SELLER:

TRUE HARVEST, LLC

By:	/s/ Michael Macchiaroli
Name:	Michael Macchiaroli
Title:	Manager

PARENT:

THE GREENROSE HOLDING COMPANY INC.

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

BUYER:

TRUE HARVEST HOLDINGS, INC.

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

[Signature Page to Amendment No. 3 to Asset Purchase Agreement]

EXHIBIT A

Convertible Promissory Note See attached.

CONVERTIBLE PROMISSORY NOTE

$23,000,000	December 31, 2021

1. FUNDAMENTAL PROVISIONS.

The following terms will be used as defined terms in this Convertible Promissory Note (as it may be amended, modified, extended and renewed from time to time, the “Note”) and certain of the other Loan Documents (as hereinafter defined):

“Borrower” shall mean True Harvest Holdings, Inc., a Delaware corporation.

“Common Stock” shall mean (i) shares of Common Stock, par value $0.001 per share of the Parent, and (ii) any share capital into which such Common Stock shall be changed or any share capital resulting from a reclassification of such Common Stock.

“Conversion Amount” means the sum of (w) the portion of the outstanding principal to be converted as determined by Lender, and (x) all accrued and unpaid interest with respect to such portion of the principal amount.

“Conversion Price” means, as of any Conversion Date or other date of determination,

$10.00, subject to adjustment as provided herein.

“Conversion Time” means the date on which Lender has elected to convert this Note in accordance with Section 6.

“Default Interest Rate” shall mean 10.00% per annum above the Interest Rate.

“Guaranteed Obligations” shall mean as defined in the Purchase Agreement.

“Guaranty” shall mean Parent’s guaranty of the Guaranteed Obligations pursuant to Section 1.08 of the Purchase Agreement.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, (i) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments and (ii) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by a Lien on any asset of such Person, (b) any obligation of such Person on account of deposits or advances, (c) any obligation of such Person for the deferred purchase price of any property or services, except trade accounts payable, (d) any obligation of such Person as lessee under a capitalized lease, (e) any indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person, (f) all guaranties of such Person, and (g) all other items that are liabilities on a balance sheet of such Person prepared in accordance with GAAP. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Interest Rate” shall mean a fixed rate of interest at all times equal to 8.00% per annum.

“Lender” shall mean True Harvest, LLC, an Arizona limited liability company.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Loan” shall mean the seller carryback loan from Lender to Borrower in the Loan Amount and evidenced by this Note.

“Loan Amount” shall mean $23,000,000, subject to reduction for Parent’s right to offset pursuant to Section 7.08 of the Purchase Agreement.

“Loan Documents” shall mean, collectively, this Note and any other documents evidencing the Loan or securing the repayment of the Note.

“Maturity Date” shall mean the date that is three (3) years from the date of issuance of this Note.

“Parent” shall mean The Greenrose Holding Company Inc., a Delaware corporation.

“Purchase Agreement” shall mean that certain Asset Purchase Agreement dated March 12, 2021, by and between Lender, as seller, Parent, and Borrower, as buyer, as amended to date.

2. PROMISE TO PAY. For value received, Borrower promises to pay, in accordance with Paragraph 3(b) below, to the order of Lender at such place as the holder hereof may from time to time designate in writing, the Loan Amount, together with accrued interest from the date of disbursement on the unpaid principal balance at the Interest Rate. Lender and Borrower hereby acknowledge that this Note is the “Secured Note” under the Purchase Agreement.

3. INTEREST; PAYMENTS.

(a)	Absent an Event of Default hereunder or under any of the Loan Documents, each advance made hereunder shall bear interest at the Interest Rate in effect from time to time.

(b)	Commencing on March 31, 2022, and continuing on the corresponding day of each calendar quarter thereafter, Borrower shall make consecutive quarterly payments of all accrued, unpaid interest. On the Maturity Date, Borrower shall make a final “balloon” payment of all unpaid principal, accrued unpaid interest, and any other amounts due hereunder due and payable.

4. PREPAYMENT. Borrower may prepay the Loan, in whole or in part, at any time without penalty or premium. If Borrower prepays the Loan in full, Borrower shall simultaneously with such prepayment pay all accrued unpaid interest on the principal amount prepaid.

5. LAWFUL MONEY. Principal and interest are payable in lawful money of the United States of America.

6. CONVERSION.

(a)	Conversion Right. At any time after the date hereof and prior to the Maturity Date while this Note remains outstanding, Lender shall have the option to convert all or any portion of the outstanding and unpaid principal and accrued interest on this Note into unrestricted, fully paid and nonassessable shares of Common Stock in accordance with this Section 6 calculated as follows. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 6 shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”). The Parent shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Parent shall round such fraction of a share of Common Stock up to the nearest whole share. The Parent shall pay any and all transfer, stamp and similar taxes, costs and expenses (including, without limitation, fees and expenses of the transfer agent of the Parent) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount. In connection with a conversion pursuant to this Section 6, the Lender shall deliver to the Parent or its transfer agent this Note duly endorsed, or a notice that this Note has been lost, stolen, or destroyed and an agreement reasonably satisfactory to the Parent to indemnify the Parent from any loss incurred by it in connection with the loss, theft, or destruction of this Note. Upon conversion of this Note in accordance with this Section 6, and subject to receipt by Parent of this Note, or the notice and indemnification agreement in lieu thereof, the Parent shall promptly issue and deliver to the Lender a certificate or certificates for the shares of Common Stock to be issued upon conversion of this Note (the “Conversion Shares”) to which the Lender shall be entitled, and, if the Lender has not converted the entire available Conversion Amount, shall cause Borrower to deliver a new convertible promissory note in the same form as the Note for the remaining outstanding amount. The Lender shall be treated for all purposes as the record holder of such Conversion Shares as of the Conversion Time.

(b)	Adjustments. If at any time prior to conversion of the Note, any of the outstanding shares of the capital stock of the Parent are changed into, or exchanged for, a different number or kind of shares or securities of the Parent through reorganization, merger, recapitalization, reclassification, or otherwise, or if the number of such outstanding shares is changed through a stock split, reverse stock split, stock dividend, stock consolidation, or similar capital adjustment, or if the Parent makes a distribution in partial liquidation or any other comparable extraordinary distribution with respect to any of its shares of capital stock, an appropriate adjustment shall be made in the number, kind, or conversion price of shares into which the Note is convertible.

7. APPLICATION OF PAYMENTS/DEFAULT INTEREST.

(a)	Absent the occurrence of an Event of Default hereunder or under any of the other Loan Documents, any payments received by the holder hereof pursuant to the terms hereof shall be applied first to the payment of all interest accrued to the date of such payment, next to principal, and the balance, if any, to the payment of sums, other than principal and interest, due Lender pursuant to the Loan Documents. Any payments received by the holder hereof after the occurrence of an Event of Default hereunder or under any of the Loan Documents, shall be applied to the amounts specified in this Paragraph 6(a) in such order as the holder hereof may, in its reasonable discretion, elect.

(b)	If any payment of interest and/or principal is not received by the holder hereof when such payment is due, then in addition to the remedies conferred upon the holder hereof pursuant to Paragraph 9 hereof and the other Loan Documents, the amount due and unpaid (including, without limitation, the late charge, if any) shall bear interest at the Default Interest Rate, computed from the date on which the amount was due and payable until paid, regardless of any notice and cure periods.

8. EVENT OF DEFAULT. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note and the other Loan Documents:

(a)	Failure by Borrower or Parent to pay any monetary amount when due under any Loan Document;

(b)	The occurrence of any “Event of Default” as defined in the senior secured credit agreement, as in effect on the date hereof, by and between Parent and DXR Finance, LLC, as agent, and DXR-GL HOLDINGS I, LLC, DXR-GL HOLDINGS II, LLC, and DXR-GL HOLDINGS III, LLC, as lenders thereto;

(c)	Failure by Borrower or Parent to pay any monetary amount (i) within ten (10) days of when due and payable, if such amount is due with respect to an employee contract or other arrangement for the payment of employees of Borrower or Parent, (ii) within ten (10) days of when due and payable, if such amount is due with respect to a regular monthly, quarterly or annual payment of rent, and (iii) within sixty (60) days of when due and payable, with respect utility payments;

(d)	Failure by Borrower or Parent to comply with any term or condition applicable to Borrower or Parent under any Loan Document and the expiration of sixty (60) days after written notice of such failure by Lender to Borrower;

(e)	Any representation or warranty by Borrower or Parent in any Loan Document is materially false, incorrect, or misleading as of the date made; and

(f)	All or any material part of the property of Borrower or Parent is attached, levied upon, or otherwise seized by legal process, and such attachment, levy, or seizure is not quashed, stayed, or released within ninety (90) days of the date thereof.

9. REMEDIES. Upon the occurrence of an Event of Default, then at the option of Lender, the entire balance of principal together with all accrued interest thereon, and all other amounts payable by Borrower under the Loan Documents shall, without demand or notice, immediately become due and payable. Upon the occurrence of an Event of Default (and so long as such Event of Default shall continue), all amounts due and payable by Borrower under the Loan Documents shall bear interest at the Default Interest Rate, subject to the limitations contained in Paragraph 14 hereof. No delay or omission on the part of the holder hereof in exercising any right under this Note or under any of the other Loan Documents hereof shall operate as a waiver of such right.

10. WAIVER. Borrower, endorsers, guarantors, and sureties of this Note hereby waive diligence, demand for payment, presentment for payment, protest, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, and notice of nonpayment, and all other notices or demands of any kind (except notices specifically provided for in the Loan Documents) and expressly agree that, without in any way affecting the liability of Borrower, endorsers, guarantors, or sureties, the holder hereof may extend any maturity date or the time for payment of any installment due hereunder, otherwise modify the Loan Documents, accept additional security, release any Person liable, and release any security or guaranty. Borrower, endorsers, guarantors, and sureties waive, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense.

11. CHANGE, DISCHARGE, TERMINATION, OR WAIVER. No provision of this Note may be changed, discharged, terminated, or waived except in a writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought. No failure on the part of the holder hereof to exercise and no delay by the holder hereof in exercising any right or remedy under this Note or under the law shall operate as a waiver thereof.

12. ATTORNEYS’ FEES. If this Note is not paid when due or if any Event of Default occurs, Borrower promises to pay all reasonable and documented costs of enforcement and collection and preparation therefor, including but not limited to, reasonable attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof (including, without limitation, all such costs incurred in connection with any bankruptcy, receivership, or other court proceedings (whether at the trial or appellate level)).

13. SEVERABILITY. If any provision of this Note is unenforceable, the enforceability of the other provisions shall not be affected and they shall remain in full force and effect.

14. INTEREST RATE LIMITATION. Borrower hereby agrees to pay an effective rate of interest that is the sum of the interest rate provided for herein, together with any additional rate of interest resulting from any other charges of interest or in the nature of interest paid or to be paid in connection with the Loan, including, any other fees to be paid by Borrower pursuant to the provisions of the Loan Documents. Lender and Borrower agree that none of the terms and provisions contained herein or in any of the Loan Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of Arizona. In such event, if any holder of this Note shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of Arizona, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of the holder, be credited to the payment of other amounts payable under the Loan Documents or returned to Borrower.

15. NUMBER AND GENDER. In this Note the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa.

16. HEADINGS. Headings at the beginning of each numbered section of this Note are intended solely for convenience and are not part of this Note.

17. INTEGRATION. The Loan Documents contain the complete understanding and agreement of the holder hereof and Borrower and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations.

18. BINDING EFFECT. The Loan Documents will be binding upon, and inure to the benefit of, the holder hereof, Borrower, and their respective successors and assigns. Borrower may not delegate its obligations under the Loan Documents.

19. SURVIVAL. The representations, warranties, and covenants of the Borrower in the Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Loan.

20. GOVERNING LAW; JURISDICTION.

(a)	THIS NOTE HAS BEEN DELIVERED IN ARIZONA, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

(b)	Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any affiliate of the Lender in any way relating to this Note or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Arizona sitting in Maricopa County, and of the United States District Court of the District of Arizona , and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Arizona State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Note or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

21. JURY WAIVER. BORROWER AND LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR ANY OTHER RELATED DOCUMENT OR LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

22. TIME OF THE ESSENCE. Time is of the essence with regard to each provision of the Loan Documents as to which time is a factor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower and Parent have each executed this Note as of the date first written above.

True Harvest Holdings, Inc., a Delaware corporation

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	CEO

THE GREENROSE HOLDING COMPANY INC.,
a Delaware corporation

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

EXHIBIT B

Earnout Agreement

See attached.

EARNOUT PAYMENT AGREEMENT

Up to $35,000,000	December 31 2021

1. FUNDAMENTAL PROVISIONS.

The parties hereto mutually understand and intend that this Agreement is entered into to reflect the obligation to make any earnout payment earned by OBLIGEE pursuant to the terms and conditions of that certain Asset Purchase Agreement between Obligor and OBLIGEE dated as of March 12, 2021, as amended to date (the Asset Purchase Agreement”). The parties hereto expressly agree that any consideration issuable pursuant to this instrument shall be issued in shares of Parent Common Stock. The following terms will be used as defined terms in this Earnout Payment Agreement (as it may be amended, modified, extended and renewed from time to time, the “Agreement”) and certain of the other Earnout Documents (as hereinafter defined):

“Closing Price” shall mean the closing price for the Common Stock in the over-the-counter market, or on the principal U.S. national or regional securities exchange on which the Common Stock is then listed, as reported by Yahoo Finance.

“Common Stock” shall mean (i) shares of Common Stock, par value $0.001 per share of the Parent, and (ii) any share capital into which such Common Stock shall be changed or any share capital resulting from a reclassification of such Common Stock.

“Conversion Price” shall mean the average Closing Price for the Parent Common Stock over the 30 consecutive Trading Day prior to the date of notice of conversion.

“Default Interest Rate” shall mean 18.00% per annum above the Interest Rate.

“Earnout” shall mean the Earnout Payment evidenced by this Agreement.

“Earnout Amount” shall mean up to $35,000,000; which such amount (and accrued interest thereon) shall be satisfied with shares of Common Stock pursuant to this Agreement.

“Earnout Documents” shall mean, collectively, this Agreement, and any other documents evidencing the Earnout or securing the repayment of the Agreement.

“Guaranteed Obligations” shall mean as defined in the Purchase Agreement.

“Guaranty” shall mean Parent’s guaranty of the Guaranteed Obligations pursuant to Section 1.08 of the Purchase Agreement.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) any obligation of such Person for borrowed money, including, without limitation, (i) any obligation of such Person evidenced by bonds, debentures, notes or other similar debt instruments and (ii) any obligation for borrowed money which is non-recourse to the credit of such Person but which is secured by a Lien on any asset of such Person, (b) any obligation of such Person on account of deposits or advances, (c) any obligation of such Person for the deferred purchase price of any property or services, except trade accounts payable, (d) any obligation of such Person as lessee under a capitalized lease, (e) any indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person, (f) all guaranties of such Person, and (g) all other items that are liabilities on a balance sheet of such Person prepared in accordance with GAAP. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Interest Rate” shall mean a fixed rate of interest at all times equal to 15.00% per annum.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Maturity Date” shall mean the date that is twenty-four (24) months after issuance of this Agreement.

“Obligor” shall mean True Harvest Holdings, Inc., a Delaware corporation.

“Obligor” shall mean True Harvest, LLC, an Arizona limited liability company.

“Parent” shall mean The Greenrose Holding Company Inc., a Delaware corporation.

“Purchase Agreement” shall mean that certain Asset Purchase Agreement dated March 12, 2021, by and between Obligor, as seller, Parent, and Obligor, as buyer, as amended to date.

“Trading Day” means a day on which trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, except that if the Common Stock is not so listed or admitted for trading, “Trading Day” means any day other than Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of Arizona are authorized or required by law or other governmental action to close.

2. PROMISE TO PAY. For value received, Obligor promises to pay, in accordance with Paragraph 3(b) below, to the order of OBLIGEE at such place as the holder hereof may from time to time designate in writing, the Earnout Amount, together with accrued interest from the date of disbursement on the unpaid principal balance at the Interest Rate The Earnout Amount and any accrued interest will be satisfied with shares of Common Stock. The number of shares of Common Stock issuable shall be determined by dividing (x) the unpaid principal amount under this Agreement by (y) the Conversion Price. OBLIGEE and Obligor hereby acknowledge that this Agreement is the “Earnout Agreement” under the Purchase Agreement.

3. INTEREST; PAYMENTS.

(a)	Absent an Event of Default hereunder or under any of the Earnout Documents, the Earnout Amount shall bear interest at the Interest Rate in effect from time to time.

(b)	Commencing on the one (1) month anniversary of the issuance of this Agreement and continuing on the corresponding day of each month thereafter through the Maturity Date, Obligor shall make consecutive monthly payments of principal and accrued, unpaid interest in shares of Common Stock based upon a twenty-four (24) month amortization schedule.

4. PREPAYMENT. Obligor may prepay the Earnout, in whole or in part, at any time without penalty or premium, in shares of Common Stock. If Obligor prepays the Earnout in full, Obligor shall simultaneously with such prepayment pay all accrued unpaid interest on the principal amount prepaid. In addition, Obligor shall have the option to prepay the Earnout in full within 30 days of the date of this Agreement by issuance of unrestricted, fully paid and nonassessable shares of Parent Common Stock in an amount calculated as follows: The number of shares of Parent Common Stock issuable shall be determined by dividing (x) the unpaid principal amount under this Agreement by (y) the Conversion Price.

5. APPLICATION OF PAYMENTS/DEFAULT INTEREST.

(a)	Absent the occurrence of an Event of Default hereunder or under any of the other Earnout Documents, any payments received by the holder hereof pursuant to the terms hereof shall be applied first to the payment of all interest accrued to the date of such payment, next to principal, and the balance, if any, to the payment of sums, other than principal and interest, due OBLIGEE pursuant to the Earnout Documents. Any payments received by the holder hereof after the occurrence of an Event of Default hereunder or under any of the Earnout Documents, shall be applied to the amounts specified in this Paragraph 6(a) in such order as the holder hereof may, in its reasonable discretion, elect.

(b)	If any payment of interest and/or principal is not received by the holder hereof when such payment is due, then in addition to the remedies conferred upon the holder hereof pursuant to Paragraph 8 hereof and the other Earnout Documents, the amount due and unpaid (including, without limitation, the late charge, if any) shall bear interest at the Default Interest Rate, computed from the date on which the amount was due and payable until paid, regardless of any notice and cure periods.

6. EVENT OF DEFAULT. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Agreement and the other Earnout Documents:

(a)	Failure by Obligor or Parent to pay any amount when due under any Earnout Document; and

(b)	The occurrence of any “Event of Default” as defined in the senior secured credit agreement, as in effect on the date hereof, by and between Parent and DXR Finance, LLC, as agent, and DXR-GL HOLDINGS I, LLC, DXR-GL HOLDINGS II, LLC, and DXR-GL HOLDINGS III, LLC, as lenders thereto.

(c)	Failure by Borrower or Parent to pay any monetary amount (i) within ten (10) days of when due and payable, if such amount is due with respect to an employee contract or other arrangement for the payment of employees of Borrower or Parent, (ii) within ten (10) days of when due and payable, if such amount is due with respect to a regular monthly, quarterly or annual payment of rent, and (iii) within sixty (60) days of when due and payable, with respect utility payments.

(d)	Failure by Borrower or Parent to comply with any term or condition applicable to Borrower or Parent under any Loan Document and the expiration of sixty (60) days after written notice of such failure by Lender to Borrower.

(e)	Any representation or warranty by Borrower or Parent in any Loan Document is materially false, incorrect, or misleading as of the date made.

(f)	The failure to timely pay rent, utilities or employee wages and such failure continues for a period, after notice, of sixty (60) days; and

(g)	All or any material part of the property of Borrower or Parent is attached, levied upon, or otherwise seized by legal process, and such attachment, levy, or seizure is not quashed, stayed, or released within ninety (90) days of the date thereof.

7. REMEDIES. Upon the occurrence of an Event of Default, then at the option of Obligor, the entire balance of principal together with all accrued interest thereon, and all other amounts payable by Obligor under the Earnout Documents shall, without demand or notice, immediately become due and payable in shares of Common Stock. Upon the occurrence of an Event of Default (and so long as such Event of Default shall continue), all amounts due and payable by Obligor under the Earnout Documents shall bear interest at the Default Interest Rate, subject to the limitations contained in Paragraph 13 hereof. No delay or omission on the part of the holder hereof in exercising any right under this Agreement or under any of the other Earnout Documents hereof shall operate as a waiver of such right.

8. WAIVER. Obligor, endorsers, guarantors, and sureties of this Agreement hereby waive diligence, demand for payment, presentment for payment, protest, notice of nonpayment, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, and notice of nonpayment, and all other notices or demands of any kind (except notices specifically provided for in the Earnout Documents) and expressly agree that, without in any way affecting the liability of Obligor, endorsers, guarantors, or sureties, the holder hereof may extend any maturity date or the time for payment of any installment due hereunder, otherwise modify the Earnout Documents, accept additional security, release any Person liable, and release any security or guaranty. Obligor, endorsers, guarantors, and sureties waive, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense.

9. CHANGE, DISCHARGE, TERMINATION, OR WAIVER. No provision of this Agreement may be changed, discharged, terminated, or waived except in a writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought. No failure on the part of the holder hereof to exercise and no delay by the holder hereof in exercising any right or remedy under this Agreement or under the law shall operate as a waiver thereof.

10. ATTORNEYS’ FEES. If this Agreement is not paid when due or if any Event of Default occurs, Obligor promises to pay all reasonable and documented costs of enforcement and collection and preparation therefor, including but not limited to, reasonable attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof (including, without limitation, all such costs incurred in connection with any bankruptcy, receivership, or other court proceedings (whether at the trial or appellate level)).

11. SEVERABILITY. If any provision of this Agreement is unenforceable, the enforceability of the other provisions shall not be affected and they shall remain in full force and effect.

12. INTEREST RATE LIMITATION. Obligor hereby agrees to pay an effective rate of interest that is the sum of the interest rate provided for herein, together with any additional rate of interest resulting from any other charges of interest or in the nature of interest paid or to be paid in connection with the Earnout, including, any other fees to be paid by Obligor pursuant to the provisions of the Earnout Documents. OBLIGEE and Obligor agree that none of the terms and provisions contained herein or in any of the Earnout Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of Arizona. In such event, if any holder of this Agreement shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Agreement to a rate in excess of the maximum rate permitted to be charged by the laws of the State of Arizona, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of the holder, be credited to the payment of other amounts payable under the Earnout Documents or returned to Obligor.

13. NUMBER AND GENDER. In this Agreement the singular shall include the plural and the masculine shall include the feminine and neuter gender, and vice versa.

14. HEADINGS. Headings at the beginning of each numbered section of this Agreement are intended solely for convenience and are not part of this Agreement.

15. INTEGRATION. The Earnout Documents contain the complete understanding and agreement of the holder hereof and Obligor and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations.

16. BINDING EFFECT. The Earnout Documents will be binding upon, and inure to the benefit of, the holder hereof, Obligor, and their respective successors and assigns. Obligor may not delegate its obligations under the Earnout Documents.

17. SURVIVAL. The representations, warranties, and covenants of the Obligor in the Earnout Documents shall survive the execution and delivery of the Earnout Documents and the making of the Earnout.

18. GOVERNING LAW; JURISDICTION.

(a)	THIS AGREEMENT HAS BEEN DELIVERED IN ARIZONA, AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.

(b)	Obligor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the OBLIGEE or any affiliate of the OBLIGEE in any way relating to this Agreement or any other Earnout Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Arizona sitting in Maricopa County, and of the United States District Court of the District of Arizona , and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Arizona State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Earnout Document shall affect any right that the OBLIGEE may otherwise have to bring any action or proceeding relating to this Agreement or any other Earnout Document against the Obligor or any other Earnout Party or its properties in the courts of any jurisdiction.

19. JURY WAIVER. OBLIGOR AND OBLIGEE (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG OBLIGOR AND OBLIGEEARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT OR EARNOUTEARNOUT DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO OBLIGEETO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER EARNOUTEARNOUT DOCUMENTS.

20. TIME OF THE ESSENCE. Time is of the essence with regard to each provision of the Earnout Documents as to which time is a factor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Obligor and Parent have each executed this Agreement as of the date first written above.

True Harvest Holdings, Inc., a Delaware corporation

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

The GREENROSE HOLDING COMPANY INC.,
a Delaware corporation

By:	/s/ William F. Harley III
Name:	William F. Harley III
Title:	Chief Executive Officer

EXHIBIT C

Unsecured Promissory Note

See attached.

FORM OF PROMISSORY NOTE

$ .00	Phoenix, Arizona December 31, 2021

FOR VALUE RECEIVED, True Harvest Holdings, Inc., a Delaware corporation (the “Borrower”) hereby unconditionally promises to pay to the order of (the “Noteholder”) the principal amount of ($ ) (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (this “Note”). This Note is being issued in respect of assumed indebtedness of the Noteholder to by Borrower.

1. Payment Dates.

(a) Payment Dates. The Loan shall be payable in twenty-four (24) equal consecutive monthly installments beginning on January 15, 2022 and every month thereafter until January 15, 2024. On January 15, 2024, all amounts then outstanding under this Note, including principal, accrued and unpaid interest, and any unpaid fees, shall be due and payable.

(b) Prepayment. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

2. Interest.

(a) Interest Rate. Except as provided in Section 2(b), principal amounts outstanding under this Note shall bear interest at twelve percent (12%) per annum (the “Interest Rate”).

(b) Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Interest Rate plus four percent (4%) (the “Default Rate”).

(c) Computation of Interest. All computations of interest hereunder shall be made on the basis of a year of 365/366 days, as the case may be, and the actual number of days elapsed. Interest shall begin to accrue on the Loan on the date of this Note. On any portion of the Loan that is repaid, interest shall not accrue on the date on which such payment is made.

(d) Interest Rate Limitation. If at any time the interest rate payable on the Loan shall exceed the maximum rate of interest permitted under applicable law, such interest rate shall be reduced automatically to the maximum rate permitted.

3. Payment Mechanics.

(a) Manner of Payment. All payments of principal and interest shall be made in US dollars no later than 12:00 PM on the date on which such payment is due. Such payments shall be made by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

(b) Application of Payments. All payments shall be applied, first, to fees or charges outstanding under this Note, second, to accrued interest, and, third, to principal outstanding under this Note.

(c) Business Day. Whenever any payment hereunder is due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and interest shall be calculated to include such extension. “Business Day” means a day other than Saturday, Sunday, or other day on which commercial banks in Phoenix, Arizona are authorized or required by law to close.

(d) Evidence of Debt. The Borrower authorizes the Noteholder to record on the grid attached as Exhibit A the Loan made to the Borrower and the date and amount of each payment or prepayment of the Loan. The entries made by the Noteholder shall be prima facie evidence of the existence and amount of the obligations of the Borrower recorded therein in the absence of manifest error. No failure to make any such record, nor any errors in making any such records, shall affect the validity of the Borrower's obligation to repay the unpaid principal of the Loan with interest in accordance with the terms of this Note.

4. Representations and Warranties. The Borrower represents and warrants to the Noteholder as follows:

(a) Existence. The Borrower is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its organization. The Borrower has the requisite power and authority to own, lease, and operate its property, and to carry on its business.

(b) Compliance with Law. The Borrower is in compliance with all laws, statutes, ordinances, rules, and regulations applicable to or binding on the Borrower, its property, and business.

(c) Power and Authority. The Borrower has the requisite power and authority to execute, deliver, and perform its obligations under this Note.

(d) Authorization; Execution and Delivery. The execution and delivery of this Note by the Borrower and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with applicable law. The Borrower has duly executed and delivered this Note.

5. Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

(a) Failure to Pay. The Borrower fails to pay (i) any principal amount of the Loan when due; (ii) any interest on the Loan within five (5) days after the date such amount is due; or (iii) any other amount due hereunder within ten (10) days after such amount is due.

(b) Breach of Representations and Warranties. Any representation or warranty made by the Borrower to the Noteholder herein contains an untrue or misleading statement of a material fact as of the date made; provided, however, no Event of Default shall be deemed to have occurred pursuant to this Section 5(b) if, within thirty (30) days of the date on which the Borrower receives notice (from any source) of such untrue or misleading statement, Borrower shall have addressed the adverse effects of such untrue or misleading statement to the reasonable satisfaction of the Noteholder.

(c) Bankruptcy; Insolvency.

(i) The Borrower institutes a voluntary case seeking relief under any law relating to bankruptcy, insolvency, reorganization, or other relief for debtors.

(ii) An involuntary case is commenced seeking the liquidation or reorganization of the Borrower under any law relating to bankruptcy or insolvency, and such case is not dismissed or vacated within sixty (60) days of its filing.

(iii) The Borrower makes a general assignment for the benefit of its creditors.

(iv) The Borrower is unable, or admits in writing its inability, to pay its debts as they become due.

(v) A case is commenced against the Borrower or its assets seeking attachment, execution, or similar process against all or a substantial part of its assets, and such case is not dismissed or vacated within sixty (60) days of its filing.

(d) Failure to Give Notice. The Borrower fails to give the notice of Event of Default specified in Section 6.

6. Notice of Event of Default. As soon as possible after it becomes aware that an Event of Default has occurred, and in any event within two (2) Business Days, the Borrower shall notify the Noteholder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

7. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Noteholder may, at its option, by written notice to the Borrower declare the outstanding principal amount of the Loan, accrued and unpaid interest thereon, and all other amounts payable hereunder immediately due and payable; provided, however, if an Event of Default described in Sections 5(c)(i), 5(c)(iii), or 5(c)(iv) shall occur, the outstanding principal amount, accrued and unpaid interest, and all other amounts payable hereunder shall become immediately due and payable without notice, declaration, or other act on the part of the Noteholder.

8. Expenses. The Borrower shall reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses, and fees, including the reasonable fees and expenses of counsel, incurred by the Noteholder in connection with the negotiation, documentation, and execution of this Note and the enforcement of the Noteholder’s rights hereunder.

9. Notices. All notices and other communications relating to this Note shall be in writing and shall be deemed given upon the first to occur of (x) deposit with the United States Postal Service or overnight courier service, properly addressed and postage prepaid; (y) transmittal by facsimile or e-mail properly addressed (with written acknowledgment from the intended recipient such as “return receipt requested” function, return e-mail, or other written acknowledgment); or (z) actual receipt by an employee or agent of the other party. Notices hereunder shall be sent to the following addresses, or to such other address as such party shall specify in writing:

(a) If to the Borrower:

111 Broadway

Amityville, NY 11701

Attention: William F. Harley III

E-mail: mickey@greenrosecorp.com

With a copy (which shall not constitute notice) to:

Tarter Krinsky & Drogin LLP

1350 Broadway

11th Floor

New York, NY 10018

Attention: Guy N. Molinari

Email: gmolinari@tarterkrinsky.com

(b) If to the Noteholder:

Attention:

E-mail:

10. Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based on, arising out of, or relating to this Note and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Arizona.

11. Disputes.

(a) Submission to Jurisdiction.

(i) The Borrower irrevocably and unconditionally (A) agrees that any action, suit, or proceeding arising from or relating to this Note may be brought in the courts of the State of Arizona sitting in Maricopa County, and in the United States District Court for the District of Arizona, and (B) submits to the jurisdiction of such courts in any such action, suit, or proceeding. Final judgment against the Borrower in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) Nothing in this Section 11(a) shall affect the right of the Noteholder to bring any action, suit, or proceeding relating to this Note against the Borrower or its properties in the courts of any other jurisdiction.

(iii) Nothing in this Section 11(a) shall affect the right of the Noteholder to serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

(b) Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to the laying of venue in any action, suit, or proceeding relating to this Note in any court referred to in Section 11(a), and (ii) the defense of inconvenient forum to the maintenance of such action, suit, or proceeding in any such court.

(c) Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

12. Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any individual, corporation, company, limited liability company, trust, joint venture, association, partnership, unincorporated organization, governmental authority, or other entity.

13. Integration. This Note constitutes the entire contract between the Borrower and the Noteholder with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

14. Amendments and Waivers. No term of this Note may be waived, modified, or amended, except by an instrument in writing signed by the Borrower and the Noteholder. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

15. No Waiver; Cumulative Remedies. No failure by the Noteholder to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power. The rights, remedies, and powers herein provided are cumulative and not exclusive of any other rights, remedies, or powers provided by law.

16. Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or render such term or provision invalid or unenforceable in any other jurisdiction.

17. Counterparts. This Note and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (“pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Note.

18. Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in this Note shall be deemed to include electronic and digital signatures and the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures and paper-based recordkeeping systems, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. § 7001 et seq.), and any other similar state laws based on the Uniform Electronic Transactions Act.

19. SUBORDINATION. OBLIGOR’S OBLIGATIONS HEREUNDER ARE SUBORINDATE TO ITS OBLIGATIONS TO THE LENDERS UNDER THAT CERTAIN CREDIT AGREEMENT DATED NOVEMBER 26, 2021, AS AMENDED FROM TIME TO TIME.

IN WITNESS WHEREOF, the Borrower has executed this Note as of December 30, 2021.

True Harvest Holdings, Inc.

By
Name:
Title:

ACKNOWLEDGED AND ACCEPTED BY
NOTEHOLDER

By
Name:
Title:

EXHIBIT A

PAYMENTS ON THE LOAN

Date	Principal Amount Paid	Unpaid Principal Balance	Name of Person Making Notation